Press Release	Exhibit 99.1

Eagle Bulk Shipping Inc. Reports Fourth Quarter and

Fiscal Year 2007 Results

— Fourth Quarter Time Charter Revenue Increased 23% —

— Declares Fourth Quarter Dividend of $0.50 —

— 2007 Capital Investment Program of $1.5 Billion Triples Fleet to 53 Vessels —

NEW YORK, NY, February 27, 2008 — Eagle Bulk Shipping Inc. (NasdaqGS: EGLE) today announced its results for the fourth quarter and fiscal year ended December 31, 2007.

Financial highlights included:

For the Fourth Quarter:

•	Net Income of $16.3 million or $0.35 per share (based on a weighted average of 46,948,385 diluted shares outstanding for the quarter) on net revenues of $35.6 million.
•	Adjusting for non-cash compensation charge of $0.8 million, net income was $17.1 million or $0.36 per share.
•	Gross time charter revenue increased by $7.0 million, or 23%, to $38.0 million for the fourth quarter of 2007, from $31.0 million for the fourth quarter of 2006.
•

EBITDA, as adjusted for exceptional items under the terms of the Company’s credit agreement, increased by 26% to $27.9 million for the fourth quarter of 2007, from $22.1 million during the fourth quarter of 2006.

•	Declared a dividend of $0.50 per share, based on fourth quarter results, to be paid on or about March 18, 2008, to shareholders of record as of March 13, 2008.

For Fiscal Year 2007:

•	Net Income of $52.2 million, or $1.24 per share (based on a weighted average of 42,220,160 diluted shares outstanding for the period) on net revenues of $124.8 million.
•	Adjusting for non-cash compensation of $1.1 million and non-cash non-dilutive compensation charge of $3.1 million, net income was $56.5 million or $1.34 per share.
•	Gross time charter revenue increased by $21.5 million, or 19%, to $135.4 million, compared to $113.9 million for the 2006 fiscal year
•	EBITDA, as adjusted for exceptional items under the terms of the Company’s credit agreement, increased 20% to $99.4 million in 2007 from $82.7 million in 2006.

Sophocles N. Zoullas, Chairman and Chief Executive Officer, commented, “We are very pleased with Eagle Bulk’s fourth quarter and year-end 2007 results, which reflect our success in balancing operational excellence with our significant growth trajectory. During this summer, we are scheduled to take delivery of the first of the 35 ships from our newbuilding program, with an accelerated delivery calendar thereafter, further increasing cash flow

“We believe that the investments made in 2007 offer our investors a unique combination of stability and market upside during 2008 and beyond due to several factors: (1) our high built-in growth rate provides chartering flexibility which generates significantly increased cashflows; (2) increasing open days on our fleet and 19 profit-sharing charters that provide additional cashflows in a strong drybulk market; and (3) approximately $1.1 billion of minimum contracted revenues which secure the cashflows that support our dividend.”

Results for the three months ended December 31, 2007 and 2006

For the fourth quarter of 2007, the Company reported net income of $16,329,603 or $0.35 per share, based on a weighted average of 46,948,385 diluted shares outstanding. Net income included a non-cash compensation expense of $752,584. Excluding this non-cash charge, net income for the quarter was $17,082,187 or $0.36 per share.

In the comparable fourth quarter of 2006, the Company reported net income of $4,516,566 or $0.13 per share, based on a weighted average of 35,900,678 diluted shares outstanding. Net income included a non-cash, non-dilutive compensation charge of $7,302,118. Excluding this non-cash charge, net income for the quarter was $11,818,684 or $0.33 per share.

All of the Company’s revenues were earned from time charters. Gross revenues in the quarter ended December 31, 2007 were $37,990,223, an increase of 23% from the $30,981,339 recorded in the comparable quarter in 2006. Net revenues during the quarter ended December 31, 2007 were $35,612,521 compared to $28,393,932 in the quarter ended December 31, 2006, an increase of 25% primarily due to the operation of a larger fleet and an increase in daily time charter rates. Net revenues include the non-cash charge of amortization of prepaid revenues of $500,000 recorded in the 2007 quarter compared to $1,026,500 recorded in the 2006 quarter. Brokerage commissions incurred on revenues earned were $1,877,702 and $1,560,907 in the fourth quarters of 2007 and 2006, respectively.

For the quarter ended December 31, 2007, total vessel expenses incurred amounted to $7,393,813. These expenses included $6,900,806 in vessel operating costs and $493,007 in technical management fees paid to the Company’s third-party technical managers. For the corresponding quarter in 2006, total vessel expenses were $5,819,577 which included $5,407,577 in vessel operating costs and $412,000 in technical management fees.

General and administrative expenses for the quarter ended December 31, 2007 amounted to $2,731,760 compared to $1,856,467 in the corresponding quarter in 2006, an increase attributed to costs associated with operating a larger fleet.

EBITDA, as adjusted for exceptional items under the terms of the Company’s credit agreement, increased by 26% to $27.9 million for the fourth quarter of 2007, from $22.1 million for the fourth quarter of 2006. (Please see below for a reconciliation of EBITDA to net income).

Based on the fourth quarter results, the Company declared a 4Q 2007 dividend of $0.50 per share and this cash dividend will be paid on or about March 18, 2008 to its shareholders of record as of March 13, 2008.

Results for the years ended December 31, 2007 and 2006

For the year ended December 31, 2007, the Company reported net income of $52,243,980 or $1.24 per share, based on a weighted average of 42,220,160 diluted shares outstanding. Net income included a non-cash compensation charge of $1,118,965 and a non-cash, non-dilutive compensation charge of $3,137,812. Excluding these non-cash charges of $4,256,777, net income for the year was $56,500,757 or $1.34 per share.

For the year ended December 31, 2006, the Company reported a net income of $33,801,540 or $0.98 per share, based on a weighted average of 34,543,862 diluted shares outstanding. Net income included a non-cash compensation charge of $47,033 and non-cash, non-dilutive compensation charge of $13,023,440. Excluding these non-cash charges, net income for the year was $46,872,013 or $1.36 per share.

All of the Company’s revenues were earned from Time Charters. Gross revenues for the year ended December 31, 2007 were $135,412,594, an increase of 19% from the $113,900,922 recorded in 2006. Net revenues include the non-cash charge of amortization of net prepaid and deferred revenues of $3,740,000 recorded in 2007 compared to $3,462,000 recorded in 2006. Brokerage commissions incurred on revenues earned were $6,857,790 and $5,790,725 in 2007 and 2006, respectively. Net revenues for the year ended December 31, 2006 were $124,814,804 compared to $104,648,197 for 2006. Net revenues for 2007 were significantly higher than 2006 due to the operation of a larger fleet and an increase in daily time charter rates.

Vessel expenses for the year ended December 31, 2007 were $27,143,515 compared to $21,562,034 for 2006. The increase in vessel expenses is attributable to a larger fleet size in operation for 2007 which increased ownership days to 6,166 days in 2007 from 5,288 days in 2006. Vessel expenses for the year ended December 31, 2007 included $25,338,098 in vessel operating costs and $1,805,417 in technical management fees. For the year ended December 31, 2006, vessel expenses included $20,070,181 in vessel operating costs and $1,491,853 in technical management fees.

General and administrative expenses for the years ended December 31, 2007 and 2006 were $7,519,734 and $5,222,875, respectively, an increase attributed to costs associated with operating a larger fleet.

The Company records non cash compensation charges relating to its stock incentive plan. For 2007 and 2006, such amounts recorded were $1,118,965 and $47,033 respectively. The Company had also recorded non-cash, non-dilutive, compensation charges relating to profits interests awarded to members of the Company’s management by the Company’s former principal shareholder Eagle Ventures LLC. The profits interests diluted only the interests of the owners of Eagle Ventures LLC, and not holders of the Company’s common stock. However, Generally Accepted Accounting Principles require that share-based awards to an employee of the Company by a shareholder (such as Eagle Ventures LLC) be accounted for as compensation for services provided to the Company. Consequently, the Company’s statement of operations reflects non-cash non-dilutive compensation charges related to the profits interests in Eagle Ventures LLC. For 2007 and 2006, such amounts recorded were $3,137,812 and $13,023,440, respectively.

The 2007 EBITDA, as adjusted for exceptional items under the terms of the Company’s credit agreement, increased by 20% to $99.4 million from $82.7 million in 2006. (Please see below for a reconciliation of EBITDA to net income).

The Company has entered into interest rate swaps to effectively convert a significant portion of its outstanding debt from a floating to a fixed-rate basis. The swaps are designated and qualify as cash flow hedges. As of December 31, 2007, the Company had outstanding swap contracts totaling $515,711,599. These contracts mature between September 2009 and August 2012. The fixed rates of interest range between 4.22% and 5.24%. The Company records the fair value of the interest rate swap as an asset or liability on the balance sheet. The effective portion of the swap is recorded in accumulated other comprehensive income. Accordingly, $13,531,883 and $2,936,804 have been recorded in Other Liabilities and Other Assets in the Company’s financial statements as of December 31, 2007 and December 31, 2006, respectively.

The Company has entered into foreign exchange swaps to hedge foreign currency risks to its vessel newbuilding contracts in Japan. In 2007, the Company swapped a total of 11.5 billion in Japanese yen currency exposure into the equivalent of $100,063,305. At December 31, 2007, the Company had outstanding foreign currency swap contracts for notional amounts aggregating 11.28 billion Japanese yen swapped into equivalent $104,259,998. The fair value of the currency swaps is recorded as an asset or liability in the financial statements. The effective portion of the swap is recorded in accumulated other comprehensive income. Accordingly, an amount of $932,638 and $359,180 has been recorded in Other Assets and Other Liabilities in the Company’s financial statements as of December 31, 2007 and December 31, 2006, respectively.

Newbuilding Program

As of December 31, 2007, the Company had entered into contracts with shipyards in Japan and China for the construction of a total of 35 Supramax vessels. The first of these vessels is expected to deliver to the Company in the third quarter of 2008. The Company is expecting to take delivery of three vessels in 2008 and the remainder will deliver between 2009 and 2012.

During 2007, the Company entered into contracts for the construction of three Supramax vessels at IHI Marine United, a shipyard in Japan. The Company now has entered into contracts for the construction of a total of five Supramax vessels at IHI. These five vessel construction contracts are Japanese yen based and the total cost of these contracts in US dollars is $167,172,089. The Company will incur additional associated costs relating to the construction of these vessels. As of December 31, 2007, the Company has advanced $62,912,091 in progress payments towards these contracts. These vessels are expected to be delivered between 2008 and 2010.

The Company is also constructing 30 Supramax newbuilding vessels at the Sinopacific Shipbuilding Group’s shipyard in China. The total cost of the newbuilding vessel construction project in China is approximately $1,269,000,000 and associated capitalized financing, legal and technical supervision costs. The Company also has options to build five additional Supramax vessels at the shipyard and these options expire on March 31, 2008. These vessels are expected to be delivered between 2008 and 2012. The Company will periodically advance construction payments to the shipyard and incur additional associated costs relating to the construction of these vessels. As of December 31, 2007, the Company has advanced $270,940,000 in progress payments towards this newbuilding project.

The Company has incurred an additional $11,002,871 in capitalized interest costs and costs associated with the technical supervision and legal and other costs relating to the construction of these newbuilding vessels. At December 31, 2007, total advances for vessel construction was $344,854,962.

Liquidity and Capital Resources

Net cash provided by operating activities during the years ended December 31, 2007 and 2006 was $82,889,373 and $70,535,078, respectively. The increase was primarily due to cash generated from the operation of the fleet for 6,166 operating days in 2007 compared to 5,288 operating days in 2006.

Net cash used in investing activities during 2007, was $446,250,566 compared to $130,759,211 during 2006. For the year ended December 31, 2007, net cash used by investing activities primarily related to the purchase of three modern second-hand Supramax vessels and fleet improvements for $139,033,326, payment on the newbuilding program of $319,228,722 (including advances, capitalized interest, legal and supervision fees) offset by the proceeds of $12,011,782 from the sale of one vessel. For the year ended December 31, 2006, net cash used by investing activities primarily related to the purchase of three modern second-hand supramax vessels and fleet improvements for $105,591,698, and payments for the newbuilding program of $25,167,513 (including advances, capitalized interest, legal and supervision).

Net cash provided by financing activities during 2007 was $493,989,394. During 2007, the Company received $234,206,147 in net proceeds from the sale of shares of its common stock. We borrowed $369,708,070 from our revolving credit facility, of which an amount of $36,344,000 was used to partly fund the purchase of the three vessels, and $333,364,070 was used to fund the advances for the construction of newbuilding vessels and pay $12,000,000 in financing costs associated with the amended credit facility. We used $12,440,000 from the proceeds of the sale of the SHIKRA to repay borrowings from the revolving credit facility. We also paid $82,134,982 in dividends. Net cash provided by financing activities during 2006, was $57,973,096 which primarily consisted of $33,000,000 in gross proceeds from the issue of shares of the Company’s common stock, borrowings of $99,974,820 from the Company’s revolving credit facility, net of $71,729,500 paid in dividends.

As of December 31, 2007, our cash balance was $152,903,692 compared to a cash balance of $ 22,275,491 at December 31, 2006. In addition, $9,000,000 in cash deposits are maintained with our lender for loan compliance purposes and this amount is recorded in Restricted Cash on our balance sheet as of December 31, 2007. Also recorded in Restricted Cash is an amount of $124,616 which is collateralizing a letter of credit relating to our office lease.

On October 19, 2007, the Company amended its revolving credit facility to a $1,600,000,000 senior secured revolving credit facility underwritten by its sole lender. The revolving credit facility will be available to pay the remaining installments and associated costs relating to the construction of the Company’s newbuilding vessels. The facility also provides working capital of up to $20,000,000; and provides funds for the acquisition of additional drybulk vessels. At December 31, 2007, $1,002,757,110 is available for additional borrowings under the credit facility.

The facility has a term of 10 years and is available in full until July 2012 when availability will begin to reduce in 10 semi-annual reductions of $75,000,000 with a full repayment in July 2017. The facility bears interest at the rate of 0.80% to 0.90% over LIBOR, depending upon the amount of debt drawn as a percentage of the value of the Company’s vessels. The Company will also pay on a quarterly basis a commitment fee of 0.25% per annum on the undrawn portion of the facility.

We anticipate that our current financial resources, together with cash generated from operations and, if necessary, borrowings under our revolving credit facility will be sufficient to fund the operations of our fleet, including our working capital requirements, for at least the next 12 months. Our amended and enhanced credit facility also provides us with the funds required to meet our newbuilding commitments. We were in compliance with all of the covenants contained in our debt agreements as of December 31, 2007.

It is our intention to fund our future acquisition related capital requirements initially through borrowings under the amended and increased revolving credit facility and to repay all or a portion of such borrowings from time to time with the net proceeds of equity issuances. On December 31, 2007, the Company filed an S-3 shelf registration which would enable the Company to issue such securities. We believe that funds will be available to support our growth strategy, which involves the acquisition of additional vessels, and will allow us to pay dividends to our stockholders as contemplated by our dividend policy.

Disclosure of Non-GAAP Financial Measures

EBITDA represents operating earnings before extraordinary items, depreciation and amortization, interest expense, and income taxes, if any. EBITDA is included because it is used by certain investors to measure a company’s financial performance. EBITDA is not an item recognized by GAAP and should not be considered a substitute for net income, cash flow from operating activities and other operations or cash flow statement data prepared in accordance with accounting principles generally accepted in the United

States or as a measure of profitability or liquidity. EBITDA is presented to provide additional information with respect to the Company’s ability to satisfy its obligations including debt service, capital expenditures, and working capital requirements. While EBITDA is frequently used as a measure of operating results and the ability to meet debt service requirements, the definition of EBITDA used here may not be comparable to that used by other companies due to differences in methods of calculation.

The Company’s revolving credit facility permits it to pay dividends in amounts up to cumulative cash flows which is its earnings before extraordinary or exceptional items, interest, taxes, depreciation and amortization (Credit Agreement EBITDA), less the aggregate amount of interest incurred and net amounts payable under interest rate hedging agreements during the relevant period and an agreed upon reserve for dry-docking, provided that there is not a default or breach of loan covenant under the credit facility and the payment of the dividends would not result in a default or breach of a loan covenant. Therefore, the Company believes that this non-GAAP measure is important for its investors as it reflects its ability to pay dividends. The following table is a reconciliation of net income, as reflected in the consolidated statements of operations, to the Credit Agreement EBITDA for the three-month periods ended December 31, 2007 and 2006 and for the years ended December 31, 2007 and 2006

	Three Months ended December 31, 2007	Three Months ended December 31, 2006	Year ended December 31, 2007	Year ended December 31, 2006
Net Income/(Loss)	$16,329,603	$4,516,566	$52,243,981	$33,801,540
Interest Expense	2,951,565	3,184,607	12,741,106	10,548,616
Depreciation and Amortization	7,356,135	6,074,496	26,435,646	21,812,486
Amortization of Prepaid and Deferred Revenue	500,000	1,026,500	3,740,000	3,462,000
EBITDA	27,137,303	14,802,169	95,160,733	69,624,642
Adjustments for Exceptional Items:
Non-cash Compensation Expense (1)	752,584	7,302,118	4,256,777	13,070,473
Credit Agreement EBITDA	$27,889,887	$22,104,287	$99,417,510	$82,695,115
(1)	Stock-based compensation related to stock options, restricted stock units, and management’s participation in profits interests in Eagle Ventures LLC.

Capital Expenditures and Drydocking

The Company’s capital expenditures relate to the purchase of vessels and capital improvements to acquired vessels, which are expected to enhance the revenue earning capabilities and safety of these vessels. In addition to the capital expenditures on newbuilding vessels as described above, major capital expenditures include funding the Company’s maintenance program of regularly scheduled drydocking necessary to preserve the quality of our vessels as well as to comply with international shipping standards and environmental laws and regulations. Although the Company has some flexibility regarding the timing of its drydocking, the costs are relatively predictable. Management anticipates that vessels are to be drydocked every two and a half years. Funding of these requirements is anticipated to be met with cash from operations. The Company anticipates that this process of recertification will require it to reposition these vessels from a discharge port to shipyard facilities, which will reduce available days and operating days during that period.

In the years ended December 31, 2007 and December 31, 2006, the Company has spent $3,624,851 and $2,324,726, respectively, on vessel drydockings. These amounts are amortized to expense on a straight-line basis over the period through the date the next drydockings are scheduled to become due. The following table represents certain information about the estimated costs for anticipated vessel drydockings in 2008 along with the allocation of anticipated off-hire days:

Quarter Ending	Off-hire Days(1)	Projected Costs(2)
March 31, 2008	15	$0.50 million
June 30, 2008	15	$0.50 million
September 30, 2008	60	$2.00 million
December 31, 2008	15	$0.50 million
(1)	Actual length of drydocking will vary based on the condition of the vessel, yard schedules and other factors.
(2)	Actual costs will vary based on various factors, including where the drydockings are actually performed.

Summary Consolidated Financial and Other Data:

The following table summarizes the Company’s selected consolidated financial and other data for the periods indicated below.

EAGLE BULK SHIPPING INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended December 31, 2007	Year ended December 31, 2006	Three Months ended December 31, 2007	Three Months ended December 31, 2006
Revenues, net of commissions	$124,814,804	$104,648,197	$35,612,521	$28,393,932
Vessel Expenses	27,143,515	21,562,034	7,393,813	5,819,577
Depreciation and Amortization	26,435,646	21,812,486	7,356,135	6,074,496
General and Administrative Expenses	7,519,734	5,222,875	2,731,760	1,856,467
Non-cash Compensation Expense	4,256,777	13,070,473	752,584	7,302,118
Gain on Sale of Vessel	(872,568)	—	—	—
Total Operating Expenses	64,483,104	61,667,868	18,234,292	21,052,658
Operating Income	60,331,700	42,980,329	17,378,229	7,341,274
Interest Expense	12,741,106	10,548,616	2,951,565	3,184,607
Interest Income	(4,653,387)	(1,369,827)	(1,902,939)	(359,899)
Net Interest Expense	8,087,719	9,178,789	1,048,626	2,824,708
Net Income	$52,243,981	$33,801,540	$16,329,603	$4,516,566
Weighted Average Shares Outstanding:
Basic	42,064,911	34,543,836	46,727,153	35,900,001
Diluted	42,220,160	34,543,862	46,948,385	35,900,678
Per Share Amounts:
Basic Net Income	$1.24	$0.98	$0.35	$0.13
Diluted Net Income	$1.24	$0.98	$0.35	$0.13
Cash dividends declared and paid	$1.98	$2.08	$0.50	$0.51

Fleet Operating Data
Number of Vessels in Operating fleet	18	16	18	16
Fleet Ownership Days	6,166	5,288	1,656	1,472
Fleet Available Days	6,073	5,224	1,633	1,472
Fleet Operating Days	6,039	5,203	1,622	1,469
Fleet Utilization Days	99.4%	99.6%	99.3%	99.8%

EAGLE BULK SHIPPING INC.

CONSOLIDATED BALANCE SHEETS

	December 31, 2007	December 31, 2006
ASSETS:
Current Assets:
Cash	$152,903,692	$22,275,491
Accounts Receivable	3,392,461	616,205
Prepaid Charter Revenue	—	3,740,000
Prepaid Expenses	1,158,113	1,020,821
Total Current Assets	157,454,266	27,652,517
Fixed Assets:
Vessels and Vessel Improvements, at cost, net of Accumulated Depreciation of $52,733,604 and $31,415,604 respectively	605,244,861	502,141,951
Advances for Vessel Construction	344,854,962	25,190,941
Restricted Cash	9,124,616	6,524,616
Deferred Drydock Costs, net of Accumulated Amortization of $2,453,253 and $809,109 respectively	3,918,006	1,937,299
Deferred Financing Costs	14,479,024	2,406,839
Other Assets	932,638	2,936,804
Total Assets	$1,136,008,373	$568,790,967
LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$3,621,559	$1,650,159
Accrued Interest	455,750	800,683
Other Accrued Liabilities	1,863,272	1,717,124
Unearned Charter Hire Revenue	4,322,024	2,713,060
Total Current Liabilities	10,262,605	6,881,026
Long-term Debt	597,242,890	239,974,820
Other Liabilities	13,531,883	359,180
Total Liabilities	621,037,378	247,215,026
Commitment and Contingencies
Stockholders’ Equity:
Preferred Stock, $.01 par value, 25,000,000 shares authorized, none issued	—	—
Common stock, $.01 par value, 100,000,000 shares authorized, 46,727,153 and 35,900,001 shares issued and outstanding respectively	467,271	359,000
Additional Paid-In Capital	602,929,530	364,574,877
Retained Earnings (net of Dividends declared of $168,525,482 and $86,390,500 as of December 31, 2007 and 2006, respectively)	(75,826,561)	(45,935,560)
Accumulated Other Comprehensive (Loss)/Income	(12,599,245)	2,577,624
Total Stockholders’ Equity	514,970,995	321,575,941
Total Liabilities and Stockholders’ Equity	$1,136,008,373	$568,790,967

EAGLE BULK SHIPPING INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended 2007	Year Ended 2006
Cash Flows from Operating Activities
Net Income	$52,243,981	$33,801,540
Adjustments to Reconcile Net Income to Net Cash provided by Operating Activities:
Items included in net income not affecting cash flows:
Depreciation	24,791,502	21,031,357
Amortization of Deferred Drydocking Costs	1,644,144	781,129
Amortization of Deferred Financing Costs	242,357	178,246
Amortization of Prepaid and Deferred Charter Revenue	3,740,000	3,462,000
Gain on Sale of Vessel	(872,568)	—
Non-cash Compensation Expense	4,256,777	13,070,473
Changes in Operating Assets and Liabilities:
Accounts Receivable	(2,776,256)	(335,111)
Prepaid Expenses	(137,292)	(507,676)
Accounts Payable	1,971,400	(469,199)
Accrued Interest	(344,933)	286,052
Accrued Expenses	146,148	1,292,455
Drydocking Expenditures	(3,624,851)	(2,324,726)
Unearned Charter Hire Revenue	1,608,964	268,538
Net Cash Provided by Operating Activities	82,889,373	70,535,078
Cash Flows from Investing Activities
Purchase of Vessels and Improvements	(139,033,326)	(105,591,698)
Advances for Vessel Construction	(319,228,722)	(25,167,513)
Proceeds from Sale of Vessel	12,011,482	—
Net Cash Used in Investing Activities	(446,250,566)	(130,759,211)
Cash Flows from Financing Activities
Issuance of Common Stock	239,848,264	33,000,000
Equity Issuance Costs	(5,642,117)	(2,031,920)
Bank Borrowings	369,708,070	99,974,820
Repayment of Bank Debt	(12,440,000)	—
Changes in Restricted Cash	(2,600,000)	100,000
Deferred Financing Costs	(12,749,841)	(1,340,304)
Cash Dividend	(82,134,982)	(71,729,500)
Net Cash Provided by Financing Activities	493,989,394	57,973,096
Net Increase/(Decrease) in Cash	130,628,201	(2,251,037)
Cash at Beginning of Period	22,275,491	24,526,528
Cash at End of Period	$152,903,692	$22,275,491

Commercial and strategic management of the fleet is carried out by a wholly-owned subsidiary of the Company, Eagle Shipping International (USA) LLC, a Marshall Islands limited liability company with offices in New York City.

The following table represents certain information about the Company’s revenue earning charters on its operating fleet as of December 31, 2007:

Vessel	Year Built	Dwt	Delivered to Charterer	Time Charter Expiration (1)	Daily Time Charter Hire Rate
Cardinal	2004	55,408	June 21, 2007	May 2008 to August 2008	$28,000
Condor (2)	2001	50,296	March 19, 2007	May 2009 to August 2009	$20,500
Falcon (3)	2001	50,296	April 22, 2005	February 2008 to June 2008	$20,950
Griffon	1995	46,635	March 18, 2007	March 2009 to June 2009	$20,075
Harrier (4)	2001	50,296	June 21, 2007	June 2009 to September 2009	$24,000
Hawk I	2001	50,296	April 1, 2007	April 2009 to June 2009	$22,000
Heron (5)	2001	52,827	December 11, 2005	December 2007 to February 2008	$24,000
Jaeger (6)	2004	52,248	July 12, 2007	July 2008 to September 2008	$27,500
Kestrel I (7)	2004	50,326	July 1, 2006	December 2007 to April 2008	$18,750
Kite	1997	47,195	August 11, 2007	September 2009 to January 2010	$21,000
Merlin(8)	2001	50,296	December 19, 2007	December 2010 to March 2011	$25,000
Osprey I (9)	2002	50,206	September 1, 2005	July 2008 to November 2008	$21,000
Peregrine	2001	50,913	December 16, 2006	December 2008 to March 2009	$20,500
Sparrow (10)	2000	48,225	January 27, 2007	December 2007 to March 2008	$24,000
Tern (11)	2003	50,200	July 3, 2006	December 2007 to April 2008	$19,000
Shrike (12)	2003	53,343	April 24, 2007	April 2009 to August 2009	$24,600
Skua (13)	2003	53,350	June 20, 2007	May 2009 to August 2009	$24,200
Kittiwake (14)	2002	53,146	June 27, 2007	May 2008 to August 2008	$30,400
(1)	The date range provided represents the earliest and latest date on which the charterer may redeliver the vessel to the Company upon the termination of the charter.
(2)	The charterer of the CONDOR has exercised its option to extend the charter period by 11 to 13 months at a time charter rate of $22,000 per day.
(3)

Upon conclusion of the current charter, the FALCON commences a new time charter with a rate of $39,500 per day for 21 to 23 months. The charterer has an option to extend the charter period by 11 to 13 months at a daily time charter rate of $41,000.

(4)	The daily rate for the HARRIER is $27,000 for the first year and $21,000 for the second year. Revenue recognition is based on an average daily rate of $24,000.
(5)

Upon conclusion of the current charter, the HERON commences a new time charter with a rate of $26,375 per day for 36 to 39 months. The charterer has an option for a further 11 to 13 months at a time charter rate of $27,375 per day. The charterer has a second option for a further 11 to 13 months at a time charter rate of $28,375 per day.

(6)	The charter rate for the JAEGER may reset at the beginning of each month based on the average time charter rate for the Baltic Supramax Index, but in no case less than $22,500 per day.
(7)	The charterer of the KESTREL I has exercised its option to extend the charter period by 11 to 13 months at a daily time charter rate of $20,000 per day.

(8)	The daily rate for the MERLIN is $27,000 for the first year, $25,000 for the second year and $23,000 for the third year. Revenue recognition is based on an average daily rate of $25,000.
(9)

The charterer of the OSPREY I has exercised its option to extend the charter period by 11 to 13 months at a time charter rate of $25,000 per day. The charterer has an additional option to extend for a further 11 to 13 months at a time charter rate of $25,000 per day.

(10)

The SPARROW is on a time charter at a base rate of $24,000 per day for 11 to 13 months with a profit share of 30% of up to the first $3,000 per day over the base rate. Upon conclusion of the charter, the SPARROW commences a new 24 to 26 month time charter at a rate of $34,500 per day.

(11)	The charterer of the TERN has exercised its option to extend the charter period by 11 to 13 months at a time charter rate of $20,500 per day.
(12)	The charterer of the SHRIKE has an option to extend the charter period by 12 to 14 months at a daily time charter rate of $25,600.
(13)	The charterer of the SKUA has an option to extend the charter period by 11 to 13 months at a daily time charter rate of $25,200.
(14)	The charter rate for the KITTIWAKE may reset at the beginning of each month based on the average time charter rate for the Baltic Supramax Index, but in no case less than $24,400 per day.

As of December 31, 2007, the Company has contracted for 35 vessels to be constructed. The following table represents certain information about the Company’s newbuilding vessels and their employment upon delivery:

Vessel	Dwt	Year Built - Expected Delivery (1)	Time Charter Employment Expiration (2)	Daily Time Charter Hire Rate (3)	Profit Share
Crowned Eagle	56,000	Nov 2008	Charter Free	—	—
Crested Eagle	56,000	Feb 2009	Charter Free	—	—
Stellar Eagle	56,000	Apr 2009	Charter Free	—	—
Golden Eagle	56,000	Jan 2010	Charter Free	—	—
Imperial Eagle	56,000	Feb 2010	Charter Free	—	—
Wren	53,100	Aug 2008	Feb 2012 Feb 2012 to Dec 2018/Apr 2019	$24,750 $18,000	— 50% over $22,000
Woodstar	53,100	Oct 2008	Jan 2014 Jan 2014 to Dec 2018/Apr 2019	$18,300 $18,000	— 50% over $22,000
Thrush	53,100	Sep 2009	Charter Free	—	—
Thrasher	53,100	Nov 2009	Feb 2016	$18,400	—
			Feb 2016 to Dec 2018/Apr 2019	$18,000	50% over $22,000
Avocet	53,100	Dec 2009	Mar 2016	$18,400	—
			Mar 2016 to Dec 2018/Apr 2019	$18,000	50% over $22,000

Bittern	58,000	Sep 2009	Dec 2014	$18,850	—
			Dec 2014 to Dec 2018/Apr 2019	$18,000	50% over $22,000
Canary	58,000	Oct 2009	Jan 2015	$18,850	—
			Jan 2015 to Dec 2018/Apr 2019	$18,000	50% over $22,000
Crane	58,000	Nov 2009	Feb 2015	$18,850	—
			Feb 2015 to Dec 2018/apr 2019	$18,000	50% over $22,000
Egret (4)	58,000	Dec 2009	Sep 2012 to Jan 2013	$17,650	50% over $20,000
Gannet (4)	58,000	Jan 2010	Oct 2012 to Feb 2013	$17,650	50% over $20,000
Grebe(4)	58,000	Feb 2010	Nov 2012 to Mar 2013	$17,650	50% over $20,000
Ibis (4)	58,000	Mar 2010	Dec 2012 to Apr 2013	$17,650	50% over $20,000
Jay	58,000	Apr 2010	Sep 2015	$18,500	50% over $21,500
			Sep 2015 to Dec 2018/Apr 2019	$18,000	50% over $22,000
Kingfisher	58,000	May 2010	Oct 2015	$18,500	50% over $21,500
			Oct 2015 to Dec 2018/Apr 2019	$18,000	50% over $22,000
Martin	58,000	Jun 2010	Dec 2016 to Dec 2017	$18,400	—
Nighthawk	58,000	Mar 2011	Sep 2017 to Sep 2018	$18,400	—
Oriole	58,000	Jul 2011	Jan 2018 to Jan 2019	$18,400	—
Owl	58,000	Aug 2011	Feb 2018 to Feb 2019	$18,400	—
Petrel (4)	58,000	Sep 2011	Jun 2014 to Oct 2014	$17,650	50% over $20,000
Puffin (4)	58,000	Oct 2011	Jul 2014 to Nov 2014	$17,650	50% over $20,000
Roadrunner (4)	58,000	Nov 2011	Aug 2014 to Dec 2014	$17,650	50% over $20,000
Sandpiper (4)	58,000	Dec 2011	Sep 2014 to Jan 2015	$17,650	50% over $20,000
Snipe	58,000	Jan 2012	Charter Free	—	—
Swift	58,000	Feb 2012	Charter Free	—	—
Raptor	58,000	Mar 2012	Charter Free	—	—
Saker	58,000	Apr 2012	Charter Free	—	—

Besra (5)	58,000	Oct 2011	Charter Free	—	—
Cernicalo (5)	58,000	Jan 2011	Charter Free	—	—
Fulmar (5)	58,000	Jul 2011	Charter Free	—	—
Goshawk (5)	58,000	Sep 2011	Charter Free	—	—
(1)	Vessel build and delivery dates are estimates based on guidance received from shipyard.
(2)	The date range represents the earliest and latest date on which the charterer may redeliver the vessel to the Company upon the termination of the charter.
(3)	The time charter hire rates presented are gross daily charter rates before brokerage commissions ranging from 2.25% to 6.25% to third party ship brokers.
(4)	The charterer has an option to extend the charter by two periods of 11 to 13 months each.
(5)	Options for construction exercised on December 27, 2007.

Glossary of Terms:

Ownership days: The Company defines ownership days as the aggregate number of days in a period during which each vessel in its fleet has been owned. Ownership days are an indicator of the size of the fleet over a period and affect both the amount of revenues and the amount of expenses that is recorded during a period.

Available days: The Company defines available days as the number of ownership days less the aggregate number of days that its vessels are off-hire due to vessel familiarization upon acquisition, scheduled repairs or repairs under guarantee, vessel upgrades or special surveys and the aggregate amount of time that we spend positioning our vessels. The shipping industry uses available days to measure the number of days in a period during which vessels should be capable of generating revenues.

Operating days: The Company defines operating days as the number of its available days in a period less the aggregate number of days that the vessels are off-hire due to any reason, including unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

Conference Call Information

As previously announced, members of Eagle Bulk’s senior management team will host a teleconference and webcast at 8:30 a.m. ET on February 28, 2008, to discuss these results.

To participate in the teleconference, investors and analysts are invited to call 800-561-2813 in the U.S., or 617-614-3529 outside of the U.S., and reference participant code 32085525. A simultaneous webcast can be accessed by visiting the Company’s website at: www.eagleships.com

IMPORTANT: Investors participating in the teleconference are encouraged to access an accompanying slide presentation, which management will reference during the call. This presentation will be available at www.eagleships.com. A replay will be available following the call until 12:00 a.m. ET on March 5, 2008. To access the replay, call 888-286-8010 in the U.S., or 617-801-6888 outside of the U.S., and reference passcode 90615436.

About Eagle Bulk Shipping Inc.

Eagle Bulk Shipping Inc. is a Marshall Islands corporation headquartered in New York. The Company is the largest U.S. based owner of Handymax dry bulk vessels. Handymax vessels range in size from 35,000 to 60,000 deadweight tons and transport a broad range of major and minor bulk cargoes, including iron ore, coal, grain, cement and fertilizer, along worldwide shipping routes.

Forward-Looking Statements

Matters discussed in this release may constitute forward-looking statements. Forward-looking statements reflect our current views with respect to future events and financial performance and may include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

The forward-looking statements in this release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties. Although Eagle Bulk Shipping Inc. believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, Eagle Bulk Shipping Inc. cannot assure you that it will achieve or accomplish these expectations, beliefs or projections.

Important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including changes in charter hire rates and vessel values, changes in demand that may affect attitudes of time charterers to scheduled and unscheduled drydocking, changes in our vessel operating expenses, including dry-docking and insurance costs, or actions taken by regulatory authorities, potential liability from future litigation, domestic and international political conditions, potential disruption of shipping routes due to accidents and political events or acts by terrorists.

Risks and uncertainties are further described in reports filed by Eagle Bulk Shipping Inc. with the US Securities and Exchange Commission.

Visit our website at www.eagleships.com

Contact:

Company Contact:

Alan Ginsberg

Chief Financial Officer

Eagle Bulk Shipping Inc.

Tel. +1 212-785-2500

Investor Relations / Media:

Jon Morgan

Perry Street Communications, New York

Tel. +1 212-741-0014

Source: Eagle Bulk Shipping Inc.